Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information Contact:

Frank ten Brink at (847) 607-2012

Stericycle, Inc. to Acquire Healthcare Waste Solutions, Inc.

LAKE FOREST, Ill.- Stericycle, Inc. (NASDAQ:SRCL), today announced that it had entered into an agreement to acquire Healthcare Waste Solutions, Inc.

On September 24, 2010, we and our wholly-owned subsidiary, SAMW Acquisition Corp., entered into a merger agreement with Healthcare Waste Solutions, Inc., a Delaware corporation (“HWS”). Pursuant to the merger agreement and upon completion of the merger, our subsidiary will be merged with and into HWS and HWS will become a wholly-owned subsidiary of ours.

HWS, a portfolio company of Altaris Capital Partners, LLC, provides a resource management assessment and consulting program for all waste streams to healthcare providers. It uses a customized process to help customers reduce the risk of environmental fines and penalties and helps them to meet their sustainability and cost management goals. HWS also is engaged in the collection, transportation, treatment and disposal of medical waste, universal waste and other regulated wastes, sharps management services, safety and compliance training, and other related businesses.

The total merger consideration is $245,000,000 in cash, subject to various adjustments, including a reduction for HWS’s indebtedness as of the closing date.

Concurrently with the parties’ execution of the merger agreement, HWS stockholders holding a majority of its outstanding shares of common and preferred stock entered into a voting agreement with us to vote their shares in favor of the merger at the special meeting of stockholders that HWS will call to obtain stockholder approval of the merger.

The merger is subject to customary closing conditions and regulatory reviews, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of medical waste collection and treatment and increases in transportation and other operating costs, as well as the other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.